EXHIBIT 23.2

                         Consent of Price Waterhouse LLP
                            Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 and the related Prospectus-Proxy Statement of HEALTHSOUTH Corporation and ReadiCare, Inc. of our report dated April 10, 1996 appearing on page 41 of the Annual Report on Form 10-K of ReadiCare, Inc. for the year ended February 29, 1996. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data - ReadiCare" in the Registration Statement and the Prospectus-Proxy Statement. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data - ReadiCare."



/s/ Price Waterhouse LLP

Price Waterhouse LLP
October 22, 1996